EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 18, 2014, relating to the consolidated financial statements of Micronet Enertec Technologies, Inc.(“the Company”) included in the annual report on Form 10-K for the fiscal year ended December 31, 2013, and of our report dated July 17, 2014, accompanying the audited carve-out financial statements of the Vehicle Business of Beijer Electronics Inc. for the fiscal year ended December 31, 2013, included in the Current Report of the Company on Form 8-K/A filed on July 18, 2014.

/s/ Ziv Haft Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel
October 30, 2014